Exhibit 99.1

Intelligent Bio Solutions Inc. Reports Fiscal 2024 Fourth Quarter and Full Year Financial Results and Operational Highlights

- Fourth-quarter revenue of $0.73 million, up 64% year-over-year –

- Full-year revenue of $3.11 million, up 148% year-over-year –

- As of June 30, 2024, the Company had $6.30 million in cash -

NEW YORK, September 19, 2024 - Intelligent Bio Solutions Inc. (Nasdaq: INBS) (“INBS” or the “Company”), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, announced its financial results for the fiscal fourth quarter and full-year ended June 30, 2024, and provided a business update.

Fiscal fourth quarter revenue totalled $0.73 million, an increase of 64% compared to the same period the prior year, and full-year revenue totalled $3.11 million, an increase of 148% compared to the prior fiscal year. As of June 30, 2024, the Company had $6.30 million in cash.

“Our fiscal 2024 results reflect the dedication we have invested as a team to really drive the business forward,” said Harry Simeonidis, President and CEO at INBS. “Customer demand has remained strong, with orders increasing across the board as more businesses turn to our drug screening technology to safeguard their workforce and uphold their reputation for prioritizing safety. Our progress is promising, and we are continuously refining our strategy to ensure sustainable and profitable long-term growth. We remain on track for our planned FDA 510(k) submission in the fourth calendar quarter of this year and look forward to the opportunities this will unlock in 2025.”

In addition, INBS reported a 20% increase in cartridge sales and a 26% increase in reader sales for the fiscal year ended June 30, 2024, compared to the prior fiscal year. With each reader needing a continuous supply of cartridges for testing, recurring revenue from cartridge sales has been a key driver in INBS’ continued growth across its active customer base of more than 400 businesses.

Spiro Sakiris, CFO at INBS, commented, “We closed out fiscal 2024 with strong results. We have ensured revenue growth through concentrated expansion of our footprint, and with over 1,000 readers now installed, we are generating consistent and recurring revenue from cartridge sales. Awareness of our technology is growing, and we are seeing the results. Our next step is strategic geographical expansion, allowing us to enter new markets and further grow our customer network.”

Operational Highlights for Fiscal 2024:

●

On June 28, 2024, the Company announced the successful completion of the in-clinic portion of its Pharmacokinetic (PK) study, a core component of the Company’s clinical study plan for its 510(k) pathway for clearance by the United States Food and Drug Administration (FDA). The Company expects to complete the full PK study in the third calendar quarter of 2024.

●	On April 11, 2024, the Company announced that its wholly owned subsidiary, Intelligent Fingerprinting Limited, had been granted a new European patent with unitary effect for its DSR-Plus Cartridge Reader, bringing the patent into effect in 17 European countries.

●	On February 28, 2024, the Company announced its partnership with Cliantha Research to perform a pharmacokinetic (PK) study as part of its FDA 510(k) clinical study plan. Initiating the clinical studies plan represented a critical milestone for the Company.

●	In December 2023, the National Association of Testing Authorities (NATA) accredited the Company’s laboratory partner, Racing Analytical Services Limited (RASL), to perform its fingerprint confirmatory drug testing procedure. This accreditation serves as an independent benchmark for technical validation, demonstrating the Company’s commitment to product quality, safety, and reliability for its customers.

●	During the year, the Company announced new partnerships with Robinson Brothers, DGP Plc and James Jones & Sons, VKVP Haulage, State Road Constructions, Titan Cranes and Rigging Pty Ltd. and P&O Ferries. Additionally, the Company reported the successful completion of 25,000 Intelligent Fingerprinting tests by its existing customer, Auctus Management Group. Continued customer account growth demonstrates the strength of the Company’s proprietary fingerprint sweat-based technology in the market. The Company looks to continue this momentum and expand into new customer segments and geographical regions throughout the Asia-Pacific region (the “APAC Region”), Europe, South America and the United Arab Emirates.

●	On October 24, 2023, the Company announced its expansion into the New Zealand market, expanding its global footprint and extending the reach of its drug screening product. Expansion into New Zealand demonstrates the Company’s ability to introduce its product in new markets. The Company aims to continue growth in new markets, offering an alternative and innovative solution that places a strong emphasis on operational efficiency, fitness for duty, employee privacy and dignity.

●	On September 27, 2023, the Company announced that its Intelligent Fingerprinting Drug Screening business had obtained recertification for the latest ISO 13485: 2016 harmonized quality management system standard for the medical device industry. The recertification took effect on October 14, 2023, and is valid for three years. ISO 13485:2016 is the international standard for medical devices quality management system certification and is a requirement for medical device manufacturers operating across key regions, including the USA, Canada, Europe, Japan, Singapore, Malaysia and Saudi Arabia.

●	On September 21, 2023, the Company announced the successful debut of its Intelligent Fingerprinting Drug Screening System at the 2023 Workplace Health & Safety Show in Sydney, Australia.

●	On September 8, 2023, the Company announced the successful completion of a key development milestone in its plans to add ketamine and tramadol to its Intelligent Fingerprinting Drug Screening System. New assays for testing both drugs have passed the Company’s initial design phase and are ready for scale-up and transfer to manufacture in preparation for potential clinical trials. After completing these activities and successful clinical trials, the assays can be added to the panel of substances detected by the Company’s proprietary drug screening system.

●	On August 1, 2023, the Company announced that it had secured 8 new customers across various locations throughout Australia, which collectively employ over 10,000 individuals, within just two months of launching its Intelligent Fingerprinting Drug Screening System in Australia.

●	On July 6, 2023, the Company announced that it has signed a distribution agreement with Chile-based company TSCOM SPA for its Intelligent Fingerprinting Drug Screening System, increasing the product’s availability across South America. The Company further announced that it received its first order under this agreement, from a Chile-based electrical distribution company.

Fourth Quarter and Full Year Ended June 30, 2024, Financial Results

All amounts are expressed in U.S. dollars unless indicated otherwise.

The Company’s revenue increased by 148% to $3.11 million for the fiscal year ended June 30, 2024, compared to $1.26 million for the fiscal year 2023.

The increase in revenue is due to market demand, increasing brand and product awareness, and continued expansion of the Company’s customer base. Throughout fiscal year 2024, the Company launched its Intelligent Fingerprinting Drug Screening System in the APAC region through its subsidiary, Intelligent Bio Solutions (APAC) Pty Ltd, adding to its existing commercialization and marketing efforts in the United Kingdom and Europe.

Loss from operations was $10.28 million for the 2024 fiscal year, compared to $12.59 million in the prior fiscal year. This improvement was primarily driven by an increase in revenue of $1.85 million and gross profit of $1.10 million, complemented by a reduction in total operating expenses of $1.53 million. The net loss attributable to INBS for fiscal year 2024 was $10.16 million, compared to $10.63 million in the prior fiscal year. This is mainly due to a fair value gain on the revaluation of financial instrument of $0.18 million in the fiscal year 2024 compared to $2.15 million in the prior fiscal year.

As of June 30, 2024, the Company’s cash and cash equivalents totalled approximately $6.30 million.

Financial Tables to Follow

Intelligent Bio Solutions Inc.

Consolidated Balance Sheets*

	As of June 30, 2024	As of June 30, 2023
ASSETS
Current assets
Cash and cash equivalents	$6,304,098	$1,537,244
Accounts receivable, net	429,704	293,861
Inventories, net	777,537	979,907
Research and development tax incentive receivable	525,332	498,758
Other current assets	497,572	552,791
Total current assets	8,534,243	3,862,561
Property and equipment, net	565,850	690,175
Operating lease right of use assets	306,744	546,475
Intangible assets, net	4,372,026	5,255,401
Total assets	$13,778,863	$10,354,612

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,704,568	$2,610,028
Current portion of operating lease liabilities	274,834	223,447
Current portion of deferred grant income	2,486,668	2,338,057
Current employee benefit liabilities	469,381	358,942
Current portion of notes payable	515,282	353,211
Total current liabilities	5,450,733	5,883,685
Employee benefit liabilities, less current portion	63,615	24,902
Operating lease liabilities, less current portion	81,324	356,165
Notes payable, less current portion	-	402,862
Total liabilities	5,595,672	6,667,614
Commitments and contingencies

Shareholders’ equity
Common stock, $0.01 par value, 100,000,000 shares authorized, 3,456,000 and 194,200 shares issued and outstanding at June 30, 2024 and 2023, respectively*	34,557	1,942
Treasury stock, at cost, 116 shares as of June 30, 2024 and 2023, respectively*	(1)	(1)
Additional paid-in capital	60,971,740	46,180,112
Accumulated deficit	(51,964,332)	(41,807,573)
Accumulated other comprehensive loss	(712,614)	(575,496)
Total consolidated Intelligent Bio Solutions Inc. equity	8,329,350	3,798,984
Non-controlling interest	(146,159)	(111,986)
Total shareholders’ equity	8,183,191	3,686,998
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,778,863	$10,354,612

*	Common Stock has been retroactively adjusted to reflect the decreased number of shares resulting from the 1-for-12 Reverse Stock Split on January 26, 2024, throughout the consolidated financial statements unless otherwise stated.

The accompanying notes are an integral part of these consolidated financial statements.

Intelligent Bio Solutions Inc.

Consolidated Statements of Operations and Other Comprehensive Income (Loss)*

	Year ended June 30,
	2024	2023
Revenue	$3,111,781	$1,256,872
Cost of revenue (exclusive of amortization shown separately below)	(1,686,155)	(930,204)
Gross profit	1,425,626	326,668

Other income:
Government support income	424,776	737,628

Operating expenses:
Selling, general and administrative expenses	(9,258,496)	(8,026,703)
Development and regulatory approval expenses	(1,673,806)	(507,424)
Depreciation and amortization	(1,201,274)	(966,732)
Goodwill impairment	-	(4,158,670)
Total operating expenses	(12,133,576)	(13,659,529)
Loss from operations	(10,283,174)	(12,595,233)

Other income (expense), net:
Interest expense	(167,140)	(223,534)
Realized foreign exchange loss	(1,178)	(9,829)
Fair value gain on revaluation of financial instrument	175,738	2,154,365
Interest income	84,822	9,676
Total other income, net	92,242	1,930,678
Net loss	(10,190,932)	(10,664,555)
Net loss attributable to non-controlling interest	(34,173)	(32,835)
Net loss attributable to Intelligent Bio Solutions Inc.	$(10,156,759)	$(10,631,720)

Other comprehensive income (loss), net of tax:
Foreign currency translation gain/ (loss)	(137,118)	212,639
Total other comprehensive income (loss)	(137,118)	212,639
Comprehensive loss	(10,328,050)	(10,451,916)
Comprehensive loss attributable to non-controlling interest	(34,173)	(32,835)
Comprehensive loss attributable to Intelligent Bio Solutions Inc.	(10,293,877)	(10,419,081)

Net loss per share, basic and diluted*	$(6.38)	$(127.00)
Weighted average units outstanding, basic and diluted *	1,592,746	83,717

The accompanying notes are an integral part of these consolidated financial statements.

*	Common Stock and per share amounts have been retroactively adjusted to reflect the decreased number of shares resulting from the 1-for-12 Reverse Stock Split on January 26, 2024, throughout the consolidated financial statement unless otherwise stated.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (NASDAQ: INBS) is a medical technology company delivering innovative, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. Designed as a hygienic and cost-effective system, the test screens for the recent use of drugs commonly found in the workplace, including opiates, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. Additionally, the Company’s biosensor platform has the potential to test for various indications, ranging from immunological conditions to communicable diseases. The Company’s current customer segments include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

 For more information, visit: http://www.ibs.inc/

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to successfully develop and commercialize its drug and diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

Investor & Media Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

PH: (212) 896-1254

INBS@kcsa.com